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                                                                   Exhibit 10.21

                              EMPLOYMENT AGREEMENT

            AGREEMENT, dated as of October 27, 1999 (the "Agreement"), between Semiconductor Components Industries, LLC (the "Company"), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008, and William George (the "Executive").

            1. Employment, Duties and Agreements.

            (a) The Company hereby agrees to employ the Executive as its Senior Vice President and Chief Manufacturing and Technology Officer and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the "Employment Period"). The Executive shall report to the President of the Company or his designee and shall have such duties and responsibilities as the President or his designee may reasonably determine from time to time as are consistent with Executive's position as Senior Vice President and Chief Manufacturing and Technology Officer. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, the instructions and directions of the President or his designee and all applicable policies and rules of the Company. The Executive's principal work location shall be Phoenix, Arizona, provided that the Executive shall be required to travel as required in order to perform his duties and responsibilities hereunder.

            (b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

            (c) During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

            2. Compensation.

            (a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company's normal and customary payroll procedures, a base salary at the rate of $300,000 per annum, (the "Base Salary"). The Board of Directors of the Company (the "Board") shall review the Executive's Base Salary from time to time.

            (b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the executive bonus program established and approved by the Board (the "Program") and, pursuant to the Program, the Executive may earn an annual bonus (the "Annual Bonus")
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up to a maximum of 100% of Base Salary based on the achievement of annual performance objectives as set forth in the Program, provided that with respect to fiscal year 1999, the Executive shall be entitled to receive a pro-rata portion of the Annual Bonus based on the portion of such year that this Agreement is in effect and determined in accordance with the Program, including the achievement of the applicable performance objectives for such year.

            (c) As soon as practicable after the first anniversary of the Effective Date (as defined below), the Company will pay the Executive $150,000 (the "Special Bonus"), provided the Executive is still actively employed by the Company on such first anniversary.

            (d) As soon as practicable after the date hereof, the Company shall cause SCG Holding Corporation (the "Parent") to grant the Executive an option (the "Option") to purchase 650,000 shares of common stock of the Parent at an exercise price of $1.00 per share. The Option shall be subject to and governed by the SCG Holding Corporation 1999 Founders Stock Option Plan (the "Option Plan") and shall be evidenced by a stock option grant agreement as provided under the Option Plan. Approximately 8.4 percent of the Option shall become exercisable on the Grant Date (as defined in the stock option grant agreement); an additional 8.3 percent of the Option shall become exercisable six months following the Grant Date; an additional 8.3 percent of the Option shall become exercisable on the first anniversary of the Grant Date; and on each six-month anniversary following the first one-year anniversary of the Grant Date, an additional 12.5 percent of the Option shall become exercisable until 100% of the Option is fully vested and exercisable; provided that the Executive is still employed by the Company on each such date that a portion of the Option is to become exercisable. Notwithstanding the foregoing, in the event of a Change in Control (as defined in Section 6 below) during the Employment Period and under the circumstances described in Section 5(a), the Option shall become immediately exercisable. The Option, or portion thereof, that has not become exercisable shall automatically expire on the Date of Termination (as defined in Section 4 below). The Option, or portion thereof, that has become exercisable as of the Date of Termination shall expire on the earlier of (i) ninety (90) days after the date the Executive's Employment is terminated for any reason other than Cause, death or Disability; (ii) one year after the date the Executive's employment is terminated by reason of death or Disability; (iii) the commencement of business on the date the Executive's employment is terminated for Cause; or (iv) the tenth anniversary of the Grant Date.

            (e) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other executive officers of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to other executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

            (f) The Company shall provide the Executive with a car allowance not to exceed $1,200 per month.

            (g) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.


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            3. Employment Period.

            The Employment Period has commenced on August 4, 1999 (the "Effective Date") and shall terminate on the third anniversary of the Effective Date (the "Scheduled Termination Date"). Notwithstanding the foregoing, the Executive's employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

            (a) Death. The Executive's employment hereunder shall terminate upon his death.

            (b) Disability. The Company shall be entitled to terminate the Executive's employment hereunder for "Disability" if, as a result of the Executive's incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period, the Executive shall not have returned to the performance of his duties on a full-time basis.

            (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the term "Cause" shall mean: (i) a material breach by the Executive of this Agreement; (ii) the failure by the Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) the Executive's willful misconduct or gross negligence which is materially injurious to the Company; or (iv) the commission by the Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty days) to cure such breach or failure. If, subsequent to the Executive's termination of employment hereunder for other than Cause, it is determined in good faith by the Board that the Executive's employment could have been terminated for Cause, the Executive's employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

            (d) Without Cause. The Company may terminate the Executive's employment hereunder during the Employment Period without Cause.

            (e) Voluntarily. The Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below).

            (f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed a termination by the Company without Cause. For purposes of this Agreement, "Good Reason" shall mean (i) a material breach of this Agreement by the Company, (ii) a material diminution of the Executive's duties and responsibilities hereunder, or
(iii) the Executive elects to terminate his employment within one year after a Change in Control (as defined below); provided that in either (i) or (ii) above, the Executive shall notify the Company within thirty (30) days after the event or events which the Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a reasonable time to cure such breach or diminution (not to exceed thirty (30) days).


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            4. Termination Procedure.

            (a) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written "Notice of Termination" to the other party hereto in accordance with Section 12(a).

            (b) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 3(b), thirty
(30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to
Section 3(e) herein which shall not be less than three months after the Notice of Termination, (iv) if the Executive terminates his employment for Good Reason pursuant to Section 3(f) herein, thirty (30) days after Notice of Termination, and (v) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty
(30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

            5. Termination Payments.

            (a) Without Cause. In the event of the termination of the Executive's employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided in Section 3(f) herein), in addition to the Executive's accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid), all shares underlying the Option shall become immediately exercisable, and the Executive shall be entitled to a lump-sum payment, payable within thirty (30) days after the Date of Termination equal to the product of (A) either (i) three, if the Date of Termination is on or before September 1, 2001, or (ii) two, if the Date of Termination is after September 1, 2001 and prior to the Scheduled Termination Date; and (B) the sum of (i) the highest rate of the Executive's annualized Base Salary in effect at any time up to and including the Date of Termination and (ii) the Annual Bonus earned by the Executive in the year immediately preceding the Date of Termination; provided that the payments and benefits provided herein are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such payments and benefits are subject to and conditioned upon the Executive's compliance with the Restrictive Covenants provided in Sections 8 and 9 hereof. Except as provided in this Section 5(a) and Sections 2(d), 6 and 9(c), to the extent applicable, the Company shall have no additional obligations under this Agreement.

            (b) Disability or Death. If the Executive's employment is terminated during the Employment Period as a result of the Executive's death or Disability, the Company shall pay the Executive or the Executive's estate, as the case may be, within thirty (30) days following the Date of Termination: (i) the Executive's accrued but unused vacation; (ii) his accrued but unpaid base Salary; (iii) any Annual Bonus earned by the Executive in respect of the Company's fiscal year ending immediately prior to the Date of Termination; and
(iv) an amount equal to the product of (A) the Annual Bonus earned by the Executive in the year immediately preceding the Date of Termination and (B) a fraction, the numerator of which is the number of days in the Company's fiscal year in which the Date of Termination occurs which are prior to the Date of Termination and the denominator of which is 365. Except as


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provided in this Section 5(b) and in Sections 2(d), 6 and 9(c), to the extent applicable, the Company shall have no additional obligations under this Agreement.

            (c) Cause or Voluntarily other than for Good Reason. If the Executive's employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive for other than Good Reason, the Company shall pay the Executive within thirty (30) days following the Date of
Termination: (i) the Executive's accrued but unused vacation through the Date of Termination; and (ii) his accrued but unpaid Base Salary through the Date of Termination. Except as provided in this Section 5(c) and in Sections 2(d), 6 and 9(c), to the extent applicable, the Company shall have no additional obligations under this Agreement.

            6. Employment Termination in Connection with a Change in Control.

            (a) In the event the Company terminates the Executive's employment without Cause (including a deemed termination without Cause as provided in Section 3(f) herein) within two years following a Change in Control (as defined below), then, in addition to all other benefits provided to the Executive under the provisions of this Agreement, the Company shall provide the Executive with continuation of medical benefits for the greater of (A) two years after the Date of Termination or (B) the remainder of the Employment Period. These benefits shall be provided to the Executive at the same cost, and at the same coverage level, as in effect as of the Executive's Date of Termination. However, in the event the cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

            (b) For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, directly or indirectly) of all or substantially all of the assets of the Company or the Parent to any Person (as defined below) or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a "Group"), together with any affiliates thereof (other than to TPG Semiconductor Holdings, LLC, TPG Partners II, L.P. or any of their affiliates, including without limitation the Parent (collectively referred to herein as "TPG II"), unless the transfer to TPG II is part of a larger transaction which would otherwise cause a Change in Control to occur); (ii) the approval by the holders of capital stock of the Company or the Parent of any plan or proposal for the liquidation or dissolution of the Company or the Parent; (iii) any Person or Group (other than TPG II) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the "Voting Stock") of the Parent than TPG II owns, directly or indirectly, beneficially or of record; (iv) the replacement of a majority of the Board or of the board of directors of Parent over a two-year period from the directors who constituted such board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board or of the board of Parent, as applicable, then still in office who either were members of such board at the beginning of such two-year period or whose election as a member of such board was previously so approved or who were nominated by, or designees of, TPG II; (v) any Person or Group other than TPG II shall have acquired the power to elect a majority of the members of the Board or the board of directors of the Parent; or (vi) a merger or consolidation of the Parent with another entity in which holders of the common stock of the Parent immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction less than 50% of the common equity interest in the surviving corporation in such transaction. Notwithstanding the foregoing, in no event shall a Change in Control be deemed to occur as a result of an initial public offering of the Parent's common stock.


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            (c) For purposes of this Section 6, the term "Person" shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

            7. Legal Fees.

            In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive's employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.

            8. Non-Solicitation.

            During the Employment Period and for two (2) years thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Company or any of their subsidiaries to perform services for any entity (other than the Company or their subsidiaries), or attempt to induce any such employee to leave the employ of the Company or their subsidiaries.

            9. Confidentiality; Non-Disclosure; Non-Disparagement.

            (a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term "Confidential Information" shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers' or trade secrets.

            (b) The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

            (c) In the Event the Executive's employment hereunder is terminated pursuant to Section 3(d), 3(e) or 3(f) hereof, the Executive and the Company shall mutually agree on the time, method and content of any public announcement regarding the Executive's termination of employment hereunder and neither the Executive nor the Company shall make any public statements which are inconsistent with the information mutually agreed upon by the Company and the Executive and the parties hereto shall cooperate with each other in refuting any public statements made by other persons, which are inconsistent with the information mutually agreed upon between the Executive and Company as described above.

            (d) The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives, and the Company hereby agrees that it shall not disparage or defame the Executive through any official statement of the Company, provided that, in the event the Executive's employment is terminated for Cause, the Company shall be permitted, in its discretion, to disclose the facts and circumstances surrounding such termination. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.


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            10. Injunctive Relief.

            It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 8 and 9 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 8 and 9 hereof.

            11. Representations.

            (a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

            (b) The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to his duties and responsibilities hereunder.

            12. Miscellaneous.

            (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

            If to the Company:

            Semiconductor Components Industries, LLC
            5005 East McDowell Road
            Phoenix, Arizona 85008
            Attention: Board of Directors and Secretary


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            with a copy to:

            Paul Shim
            Cleary, Gottlieb, Steen & Hamilton
            One Liberty Plaza
            New York, NY 10006

            If to the Executive:

            William George
            Semiconductor Components Industries, LLC
            5005 East McDowell Road
            Phoenix, Arizona 85008

            With a copy to:

            K. Layne Morrill
            Morrill & Aronson P.L.C.
            One East Camelback Road
            Suite 340
            Phoenix, Arizona 85012-1648

or to such other address as any party hereto may designate by notice to the others.

            (b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive's employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive's employment (it being understood that any stock options granted to the Executive shall be governed by the relevant option plan and related stock option grant agreement and any other related documents).

            (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

            (d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

            (e)(i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.


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            (ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, "the Company" shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

            (f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company's forbearance or failure to take action.

            (g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

            (h) The payments and other consideration to the Executive under this Agreement shall be made without any right to offset.

            (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law. The parties hereto hereby agree that any dispute, claim or cause of action related to this Agreement or the Executive's employment hereunder shall be commenced in Maricopa County, Arizona, and the parties hereby submit to the exclusive jurisdiction of such courts and waive any claim of forum non conveniens.

            (j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

            (k) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.


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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                     Semiconductor Components Industries, LLC


                                     /s/ James Stoeckmann
                                     ----------------------------------------
                                     Name:  James Stoeckmann
                                     Title: Vice President - HR


                                     /s/ William George
                                     ----------------------------------------
                                     William George


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